Fushi International, Inc. Raises $39 Million in Private Placement

DALIAN, China, October 26, 2007 - Fushi International, Inc., (NasdaqGM: FSIN), a leading manufacturer of bimetallic wire, announced today that it has entered into a Securities Purchase Agreement with certain institutional investors pursuant to which Fushi agreed to issue and sell up to 2.786 million shares of common stock at a purchase price of US$14.00 per share, for gross proceeds of up to US$39.0 million.

The net proceeds of the offering are expected to be applied to the acquisition of Copperweld Holdings, LLC and International Manufacturing Equipment Suppliers, LLC as well as future acquisitions, expenses of the offering and general working capital.

Mr. Li Fu, Chairman and CEO of Fushi International said, “We are very pleased to have completed this new financing which provides us with additional capital to help fund our future growth, including our recently announced acquisition of Copperweld Bimetallics. We are also quite pleased with the caliber of high quality institutional investors that participated in our private placement. The proceeds raised from our investors reflect continued confidence in our ability to carry out our strategic vision and become the leading player in the bimetallic wire industry.”

For more detailed information on the financing referred to in this release, reference is made to the Company's Current Report on Form 8-K and related exhibits thereto being filed with the Securities and Exchange Commission on the date hereof.

The common stock issued in the private placement has not been registered under the Securities Act of 1933, as amended, and may not be subsequently offered or sold by the investors in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements. Fushi International has agreed to file a registration statement covering the resale by the investors of the common stock issued in the private placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Fushi International

Fushi International Inc. through its wholly-owned subsidiary, Fushi International (Dalian) Bimetallic Cable Co., Ltd, manufactures bimetallic composite wire products, principally copper clad aluminium wires (“CCA”). CCA combines the conductivity and corrosion resistance of copper with the light-weight and relatively low cost of aluminium. It is a cost-effective substitute for single copper wire in a wide variety of applications such as coaxial cable for cable television and various video and data applications, signal transmission lines for telecommunication networks, distribution lines for electricity, electrical transformers, wire components for electronic instruments and devices, utilities, appliances, automotive, building wire and other industrial wires. For more information on Fushi, visit the website:
http://www.fushiinternational.com .

For more information, please contact:
Nathan Anderson
Director of Investor Relations, Fushi International
Tel: +86-139 1150 8107
Email: Nathan.anderson@fushiinternational.com

Bill Zima & Ashley Ammon MacFarlane
Integrated Corporate Relations
Tel: +1-203-682-8200